Exhibit 99.1

J. B. Hunt Transport Services, Inc.	Contact: Kirk Thompson
615 J.B. Hunt Corporate Drive	President and Chief
Lowell, Arkansas 72745	Executive Officer
(NASDAQ: JBHT)	(479) 820-8110

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

•                  Fourth Quarter 2005 EPS - 41 cents

•                  Full Year 2005 EPS - $1.28

•                  Fourth Quarter Operating Ratio, including fuel surcharges - 87.6%

•                  Fourth Quarter Operating Ratio, excluding impact of fuel surcharges - 85.6%

•                  Full Year Operating Ratio, including fuel surcharges - 89.0%

•                  Full Year Operating Ratio, excluding impact of fuel surcharges - 87.7%

LOWELL, ARKANSAS, January 30, 2006 - J. B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced record annual net earnings of $207 million for 2005.  Diluted earnings per share for 2005 were $1.28, also a record.  2004 earnings were $146 million or $.88 per diluted share.

Total operating revenue for the year was $3.1 billion, compared with $2.8 billion in 2004.  The overall operating ratio (O/R) for the Company was 89.0% compared to 88.9% in 2004.  The Truck segment O/R improved 50 basis points to 88.4%, while Dedicated Contract Services (DCS) improved 210 basis points to 88.1%.  The Intermodal segment O/R was 90.4%, including a previously announced $25.8 million arbitration charge recorded in the third quarter of 2005.  Excluding the arbitration charge the Intermodal O/R was 88.4% and overall O/R for the Company was 88.2%.

Record fourth quarter 2005 net earnings were $65.3 million, or 41 cents per diluted share, compared with 2004 fourth quarter earnings of $19.8 million, or 12 cents per diluted share. As reported last year, net earnings for fourth quarter 2004 were reduced by $33.6 million, or 20 cents per diluted share, after establishing a reserve for a contingent tax liability.  This liability related to a dispute with the Internal Revenue Service (IRS) that disallowed tax benefits associated with certain sale leaseback transactions.  This matter remains in dispute with the IRS.  Total operating revenue for fourth quarter 2005 was $858.4 million, compared with $770.8 million in 2004.

“We are pleased with 2005 financial results which reflect a 25%(1) return on average equity and 23%(2)  return on average invested capital for the year.  Freight activity in February through June 2005 was not as robust as 2004 had been, but August through the end of the year saw accelerating demand in Intermodal, DCS and Truck.  As a result, profitability improved, resulting in a record year of revenue and profits.  We had to absorb additional purchased transportation expense in our Intermodal segment as a result of the terms of arbitration and still achieved an O/R of 87.6% for the Company in the fourth quarter and a 28% increase in diluted earnings per share, excluding the tax charge for the fourth quarter of 2004. DCS led the Company in profitability for the year, slightly edging out Truck.  In fact, at 87.1% for the fourth quarter, a 110 basis point improvement over the fourth quarter of 2004, DCS reached record profitability for that segment.  The Truck O/R of 85.8% in the fourth quarter was the best margin we have seen in that segment in seventeen years.  Excluding the dilutive effect of higher fuel surcharge revenue, as some of our competitors do in reporting O/R’s, the Truck O/R was 83.8% for the fourth quarter and 87.0% for the year.  Recent recognition by many of our customers for outstanding service and value creation is one of

(1) Net earnings ÷ average equity

(2) Net earnings ÷average equity plus average debt

the explanations for the increase in business we see across our segments.   Just as importantly, our SAFETY culture continues to be at the forefront of our organization.  In 2005, we were able to duplicate the fine performance we saw in 2004 in Department of Transportation (DOT) accidents per million miles and DOT preventable accidents per million miles.  We improved upon our already impressive results in injuries per one hundred drivers and injuries per one hundred shop personnel over the previous year and maintained our place at the top of the industry in safe operations.  One significant outcome of our industry leading SAFETY results over the last several years is the establishment of a multi-year $500,000 deductible in our primary insurance coverage applicable to 2006 and 2007.  This compares to our previous $2 million deductible.  While increasing our fixed costs, lowering the deductible should create less volatility in our earnings.  We will, of course, continue our relentless efforts to reduce the claims under this lower deductible to realize potential cost reductions,” stated Kirk Thompson, President and Chief Executive Officer.

Segment Information: (references to O/Rs in this section have NOT been adjusted to eliminate the impact of fuel surcharge revenues)

Intermodal

The O/R for the Intermodal segment was 89.6% for the fourth quarter compared to 88.6% for the same quarter a year ago despite increased on-going purchased transportation expense in fourth quarter of 2005 as a result of our arbitration settlement with the BNSF Railway Company.  Intermodal revenue, excluding fuel surcharges, was up 2% over the comparable quarter of 2004.   Rate per loaded mile, excluding fuel surcharges, was also up 2%.  Rate comparisons for the current quarter were affected by the implementation of peak season rate surcharges for the first time in the fourth quarter of 2004.  While these surcharges have continued during 2005, the comparisons for the fourth quarter of 2005 are more difficult.  Due to increasing rail costs, higher driver pay, increasing equipment prices, and other cost increases, one of our focus items for 2006 will be obtaining the necessary higher freight rates to offset these increases.  Rate increases are currently being proposed to our customers as their contracts come up for renewal.

Slower rail transit times and a shorter and more pronounced peak season demand affected driver productivity and trailing equipment costs negatively in the quarter.  To meet peak season demand and compensate for slower transit times the Company increased its fleet by more than 4,000 relatively high-cost containers and trailers from temporary sources during the quarter. The temporary equipment was reduced to less than 1,400 at the end of December and approximately 300 currently.  The temporary containers were primarily made up of rail controlled equipment rented and used on a one way basis that the Company turns back to the railroad at the end of the trip. We plan to increase our container and chassis purchases in 2006 to avoid the costly use of leased and temporary assets in the future.  We are also in the process of adding Company tractors that will reduce even further the reliance on temporary outside dray purchases which contributed to higher costs in 2005.  The additions are also planned to support expected 2006 volume growth.

For the year 2005, Intermodal recorded revenue increases of more than 9%, excluding fuel surcharges. A strong pricing environment which began in late 2004 resulted in year over year price increases in excess of 5% for the year.  The O/R for the segment was 90.4% including the one time special arbitration charge of $25.8 million recorded in the third quarter of 2005 and 88.4%, excluding that charge.  This compares to an 88.2% O/R for the prior year.

Intermodal load volume grew 3% for the full year over the prior year.  Diversity of some of the west coast import business to other American ports in 2005 may have impacted our 2005 growth.  We expect these diversions to continue but we also expect a return to solid growth in the import trans-loading business on the west coast and continued growth in domestic intermodal service during 2006.

Dedicated Contract Services

The O/R for the DCS segment was 87.1% vs. 88.2% for the fourth quarter 2004, a 110 basis improvement over the same period a year ago.  This marks the fifth sequential quarter of a sub-90% O/R.  Revenue, excluding fuel surcharges, in the current quarter was up 5.1% compared to the fourth quarter 2004.  The increase in revenue vs. 2004 was almost solely the result of improving productivity.  Utilization improved

2.4% and revenue, excluding purchased transportation and fuel surcharges, per loaded mile improved 5.8%.  Average tractors assigned to the segment remained virtually the same with 5,029 units for fourth quarter of 2005 vs. 5,026 for the fourth quarter 2004.  Operating income was a record $28.7 million, an improvement of 21% vs. operating income of $23.7 for the fourth quarter of 2004.

Continued improvement in the O/R was driven by effective cost controls that kept expenses in check as top line revenue grew.  Best-in-class maintenance programs and a culture of accountability have kept total maintenance costs consistent with last year despite the average tractor age increasing 36% to 2.84 years.  Driver pay as a percent of revenue declined 120 basis points vs. the fourth quarter of 2004 even as driver turnover has declined by 680 basis points.  The retention of quality drivers is essential to providing the dedicated customer with superior service.  Our customers recognize this and in large part are willing to pay for a stable and professional driver base.  Total workers compensation and casualty for the fourth quarter 2005 while on budget, was still 190 basis points higher than an exceptional fourth quarter 2004.  Fuel surcharge programs are a standard part of DCS contracts.  These fuel surcharge programs were effective in materially offsetting the increase in fuel prices when comparing the two quarters.

We continue to be encouraged by an increase in demand from both existing and new customers for capacity and more reliable, value added services.  To this point, demand has been satisfied primarily by the increased utilization of our existing fleets and redeployment of assets from accounts with inadequate financial performance.  However, with demand remaining strong into 2006, we are approaching a point where customer requirements cannot be met with existing assets.  As a result, we will add equipment when justified by appropriate contract structure and financial return.  As a reminder, due to the regular route nature of our dedicated contracts, the relatively short average length of haul and the wide geographical diversity of operations, dedicated drivers are more readily available than those assigned to irregular-route truckload operations.

Truck

The Truck O/R was 85.8% for the quarter vs. 88.3% for the comparable period last year, a 250 basis point improvement.  This marks the best O/R for Truck in 17 years. Since the current segment reporting was put in place in 2000, no O/R below 87.0% has been reported by any segment.  The quarter again confirmed the ability of Truck to excel in an environment of robust freight and limited industry capacity.  Truck’s business model and flexibility position it as our best tool to benefit from tight capacity while providing value to a diverse baseline portfolio of customers.

Rate yields continue to improve as the loaded rate per mile during the current quarter, excluding fuel surcharges, increased 6.9% or 12 cents per mile relative to a year ago.  Rate increases for 2005 represented historical highs, second only to the increases in rates in 2004.  Length of haul also increased 4.9%, making revenue per load higher by 12.1% over the same period last year.  Paid deadhead and the number of loads moving under spot quotes increased significantly from earlier in the year, indicating capacity availability in the truckload market remains extremely fragile.   Due to the tight capacity, seasonal swings in freight volumes are likely to continue to produce some volatility in Truck’s quarterly operating income.  Importantly, our commitment and intense focus on SAFETY has yielded another relatively low cost quarter as we maintained our industry leading position in safe operations.

Technology played a significant role in the Truck division’s operating performance in the current quarter.  The Company is committed to 100% coverage of our regular customers’ prearranged, consistent shipping lanes.  Extra volume, however, in the form of sporadic loads or seasonal spikes, is much more difficult to handle profitably in an irregular route network.  A proprietary system providing the relative measure of a load’s value to our network was used extensively for the first time in the current quarter, allowing us to meet customer commitments and to cover additional demand in a manner consistent with a balanced network and enhanced overall profitability.  We continue to develop systems and expertise that helps us identify and attract higher quality revenue, balance our network, and provide outstanding service to our customers; as other new components of technology are slated for implementation in 2006.

Typically, and over time, revenue from fuel surcharges paid by our customers neutralizes our increase in fuel cost. However, in more prolonged periods of fuel price increases, similar to the third quarter of 2005, the lag between the higher cost and its recovery through higher fuel surcharges results in a temporary negative impact on operating income. During the third quarter, the negative impact on O/R was 80 basis points.  Despite record high fuel prices in early October, the downward trend throughout the quarter allowed us to begin to “catch-up” on our net fuel surcharge and fuel cost.  This positive impact on O/R in the current quarter was 30 basis points.

Driver and independent contractor availability continues to be a serious concern for the segment, as well as the industry.  We continue to see no signs of fundamental improvement in driver or independent contractor availability for the foreseeable future.  Therefore, we do not anticipate significant capacity additions in the truckload marketplace in the near term.   The average number of trucks in the segment was 5,474 for the fourth quarter of 2005 vs. 5,359 a year ago. The slight capacity increase is temporary, due to the timing of tractor trade-ins.

Cash Flow and Capitalization:

As previously announced, the Board of Directors has authorized a 33% increase in the quarterly dividend from six cents to eight cents per share.  During the fourth quarter of 2005, we purchased approximately 1.8 million shares of our stock.  For the year, we purchased 11.7 million shares of our stock.  We believe paying a dividend similar to the average yield of the companies comprising the Standard & Poors 500 and repurchasing our stock as circumstances dictate are the current best uses of cash.

This press release contains forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 7 of our Annual Report filed on Form 10-K for the year ended December 31, 2004. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and related information will be available immediately to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended December 31
	2005		2004
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$742,233		$707,707
Fuel surcharge revenues	116,142		63,098
Total operating revenues	858,375	100.0%	770,805	100.0%

Operating expenses
Salaries, wages and employee benefits	222,247	25.9%	217,794	28.3%
Rents and purchased transportation	300,080	35.0%	270,127	35.0%
Fuel and fuel taxes	112,350	13.1%	83,552	10.8%
Depreciation and amortization	42,585	5.0%	38,543	5.0%
Operating supplies and expenses	34,496	4.0%	31,612	4.1%
Insurance and claims	16,319	1.9%	11,409	1.5%
Operating taxes and licenses	8,434	1.0%	8,444	1.1%
General and administrative expenses, net of gains	9,469	1.1%	13,510	1.8%
Communication and utilities	5,769	0.7%	5,651	0.7%
Total operating expenses	751,749	87.6%	680,642	88.3%
Operating income	106,626	12.4%	90,163	11.7%
Interest income	407	0.0%	332	0.0%
Interest expense	1,973	0.2%	338	0.0%
Equity in loss of associated companies	1,718	0.2%	440	0.1%
Earnings before income taxes	103,342	12.0%	89,717	11.6%
Income taxes	38,004	4.4%	69,935	9.1%
Net earnings	$65,338	7.6%	$19,782	2.6%
Average diluted shares outstanding*	159,246		168,032
Diluted earnings per share*	$0.41		$0.12

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005

	Twelve Months Ended December 31
	2005		2004
	Amount	% Of Revenue	Amount	% Of Revenue

Operating revenues, excluding fuel surcharge revenues	$2,791,927		$2,619,205
Fuel surcharge revenues	335,973		166,949
Total operating revenues	3,127,899	100.0%	2,786,154	100.0%

Operating expenses
Salaries, wages and employee benefits	855,272	27.3%	830,005	29.8%
Rents and purchased transportation	1,058,406	33.8%	932,133	33.5%
Fuel and fuel taxes	388,962	12.4%	288,562	10.4%
Depreciation and amortization	163,034	5.2%	149,776	5.4%
Operating supplies and expenses	132,895	4.2%	124,172	4.5%
Insurance and claims	55,266	1.8%	54,757	2.0%
Operating taxes and licenses	35,827	1.1%	35,020	1.3%
General and administrative expenses, net of gains	45,939	1.5%	38,460	1.4%
Communication and utilities	22,597	0.7%	23,046	0.8%
Arbitration settlement	25,801	0.8%	—	—
Total operating expenses	2,783,999	89.0%	2,475,931	88.9%
Operating income	343,900	11.0%	310,223	11.1%
Interest income	966	0.0%	1,888	0.1%
Interest expense	6,531	0.2%	7,362	0.3%
Equity in loss of associated companies	4,709	0.2%	2,470	0.1%
Earnings before income taxes	333,626	10.7%	302,279	10.8%
Income taxes	126,315	4.0%	156,023	5.6%
Net earnings	$207,311	6.6%	$146,256	5.2%
Average diluted shares outstanding*	162,559		166,937
Diluted earnings per share*	$1.28		$0.88

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005

Financial Information By Segment

(dollars in thousands)

(unaudited)

	Three Months Ended December 31
	2005	2004

Gross revenue

Truck	$283,608	$247,545
Intermodal	359,423	326,205
Dedicated	222,052	201,782
Subtotal	865,083	775,532
Intersegment eliminations	(6,708)	(4,727)
Consolidated revenue	$858,375	$770,805

Operating income

Truck	$40,175	$28,961
Intermodal	37,367	37,184
Dedicated	28,686	23,717
Other (1)	398	301
Operating income	$106,626	$90,163

	Twelve Months Ended December 31
	2005	2004
Gross revenue

Truck	$1,019,971	$927,998
Intermodal	1,284,255	1,115,144
Dedicated	844,091	759,623
Subtotal	3,148,317	2,802,765
Intersegment eliminations	(20,418)	(16,611)
Consolidated revenue	$3,127,899	$2,786,154

Operating income

Truck	$118,747	$103,395
Intermodal	123,729	131,067
Dedicated	100,182	74,659
Other (1)	1,242	1,102
Operating income	$343,900	$310,223

(1) Includes corporate support activity.

Operating Statistics by Segment

(unaudited)

	Three Months Ended December 31
	2005	2004

Truck
Operating ratio	85.8%	88.3%
Loads	221,526	223,334
Net revenue (excl. fuel surcharge) per tractor per week*	$3,383	$3,210
Length of haul	580	553
RPLM (excl.fsc)	$1.870	$1.750
Loaded miles (000)	126,400	124,246
Total miles (000)	143,618	139,976
Empty miles %	12.0%	11.2%
Average tractors during the period	5,474	5,359
Tractors (end of period)
Company owned	4,368	4,280
Independent contractor	1,142	1,113
Total tractors	5,510	5,393
Trailers (end of period)	19,626	19,994
Average effective trailing equipment usage	14,070	14,740

Intermodal
Operating ratio	89.6%	88.6%
Loads	157,822	155,441
Net change in revenue per loaded mile (excl. fsc)	2.2%	7.9%
Revenue per load (excl. fsc)	1,939	1,922
Tractors (end of period)
Company owned	1,341	1,192
Independent contractor	16	—
Total tractors	1,357	1,192
Containers (end of period)	23,755	22,210
Average effective trailing equipment usage	23,523	21,962

Dedicated
Operating ratio	87.1%	88.2%
Loads	332,394	332,673
Net revenue (excl. fuel surcharge) per tractor per week*	$3,060	$2,858
Average tractors during the period**	5,029	5,026
Tractors (end of period)
Company owned	4,771	4,679
Independent contractor	152	188
Customer owned (DCS Operated)	87	178
Total tractors	5,010	5,045
Trailers (end of period)	6,352	6,113
Average effective trailing equipment usage	12,074	11,459

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

	Twelve Months Ended December 31
	2005	2004

Truck
Operating ratio	88.4%	88.9%
Loads	900,427	932,818
Net revenue (excl. fuel surcharge) per tractor per week*	$3,128	$2,999
Length of haul	558	540
RPLM (excl fsc)	$1.755	$1.655
Loaded miles (000)	497,175	504,714
Total miles (000)	557,644	562,920
Empty miles %	10.8%	10.3%
Average tractors during the period	5,430	5,420
Tractors (end of period)
Company owned	4,368	4,280
Independent contractor	1,142	1,113
Total tractors	5,510	5,393
Trailers (end of period)	19,626	19,994
Average effective trailing equipment usage	14,309	14,852

Intermodal
Operating ratio	90.4%	88.2%
Loads	598,857	581,849
Net change in revenue per loaded mile (excl. fsc)	5.0%	3.4%
Revenue per load (excl. fsc)	1,897	1,797
Tractors (end of period)
Company owned	1,341	1,192
Independent contractor	16	—
Total tractors	1,357	1,192
Containers (end of period)	23,755	22,210
Average effective trailing equipment usage	22,881	21,409

Dedicated
Operating ratio	88.1%	90.2%
Loads	1,346,480	1,342,396
Net revenue (excl. fuel surcharge) per tractor per week*	$2,935	$2,787
Average tractors during the period**	5,012	4,891
Tractors (end of period)
Company owned	4,771	4,679
Independent contractor	152	188
Customer owned (DCS Operated)	87	178
Total tractors	5,010	5,045
Trailers (end of period)	6,352	6,113
Average effective trailing equipment usage	11,909	11,237

* Using weighted work days

** Includes company owned, independent contractor, and customer owned tractors

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2005	December 31, 2004

ASSETS
Current assets:
Cash and equivalents	$7,412	$34,716
Accounts receivable	343,501	289,146
Income tax receivable	—	19,418
Prepaid expenses and other	123,777	131,640
Total current assets	474,690	474,920
Property and equipment	1,591,561	1,450,023
Less accumulated depreciation	537,502	438,644
Net property and equipment	1,054,059	1,011,379
Other assets	20,125	16,285
	$1,548,874	$1,502,584

LIABILITIES & STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$162,749	$190,896
Claims accruals	15,651	18,535
Accrued payroll	61,001	73,750
Other accrued expenses	7,289	10,504
Deferred income taxes	29,396	25,414
Total current liabilities	276,086	319,099

Long-term debt	124,000	—
Other long-term liabilities	45,834	40,294
Deferred income taxes	285,929	282,241
Stockholders’ equity	817,025	860,950
	$1,548,874	$1,502,584

Certain reclassifications have been made to the prior period to conform to the current presentation.

Supplemental Data
(unaudited)

	December 31, 2005	December 31, 2004

Actual shares outstanding at end of period (000) *	153,813	162,787

Book value per actual share outstanding at end of period *	5.31	5.29

* All shares outstanding and per share amounts for all periods presented reflect a two-for-one stock split paid on May 23, 2005